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                                                                     EXHIBIT 3.3

     Amendments to the By-Laws of Harvard Industries, Inc. (Adopted 3/24/99)



         RESOLVED, that the By-Laws of the Corporation shall be, and hereby are, amended by deleting Section 1 of Article I thereof in its entirety and inserting in lieu thereof a new Section 1 as follows:

                           SECTION 1. Fixing Date for Determination of
         Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of a determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, be not more than 60 nor less than 10 days before the date of such meeting; and (2) in the case of any other action, shall be not more than 60 days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

         RESOLVED, that the By-Laws of the Corporation shall be, and hereby are, amended by deleting Section 3 of Article I thereof in its entirety and inserting in lieu thereof a new Article 3 as follows:

                           SECTION 3. Special Meetings. Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, only by (i) the Chairman of the Board of Directors, or (ii) the Board of Directors pursuant to a resolution adopted by a majority of the members of the Board of Directors then in office. Special meetings of the stockholders of the Corporation may not be called by any other person or persons. Special meetings may be held at such date and time, and at such place, within or without the State of Delaware, as determined by the person or persons calling such meeting and specified in the notice of the meeting. The only business that may be conducted at such a meeting, other than procedural matters and matters relating to the conduct of the meeting, shall be matters relating to the purpose or purposes stated in the notice of meeting.

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         RESOLVED, that the By-Laws of the Corporation shall be, and hereby are, amended by deleting paragraph (b) of Section 10 of Article I thereof in its entirety and by redesignating paragraph (c) of said Section 10 of Article I as paragraph (b) thereof.

         RESOLVED, that the By-Laws of the Corporation shall be, and hereby are, amended by adding the following new Sections 12, 13 and 14 to Article I thereof immediately following Section 11 of Article I thereof:

                           SECTION 12. Stockholder Proposals. Proposals for a stockholder vote for consideration at any annual meeting or any special meeting of stockholders of the Corporation may be made by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Article I,
         Section 12 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the procedures and requirements set forth in subparagraphs (a) and (b) of this Article I, Section 12.

                           (a) No proposal for a stockholder vote shall be submitted by a stockholder (a "Stockholder Proposal") to the Corporation's stockholders unless the stockholder submitting such proposal (the "Proponent") is a stockholder of record on the date of the giving of the notice provided for in this Article I, Section 12 and on the record date for the determination of stockholders entitled to vote at such meeting and has filed a written notice (a "Proposal Notice") setting forth with particularity (i) the names and business addresses of the Proponent and all persons or entities (collectively, the "Persons" and singularly, a "Person") acting in concert with the Proponent; (ii) the name and address of the Proponent and the Persons identified in clause (i), as they appear on the Corporation's books (if they so appear); (iii) the class and number of shares of the Corporation beneficially owned by the Proponent and the Persons identified in clause (i); (iv) a description of the Stockholder Proposal containing all material information relating thereto; and (v) such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and stockholders of the Corporation to consider the Stockholder Proposal.

                           (b) To be timely, Proposal Notices must be delivered to the Secretary and received at the principal executive offices of the Corporation (1) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the Proposal Notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs, or (2) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is made, whichever first occurs.

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                           (c) The presiding officer at any stockholders'
         meeting may determine that any Stockholder Proposal was not made in accordance with the procedures prescribed in these By-Laws or is otherwise not in accordance with law, and if it is so determined, such officer shall so declare at the meeting and the Stockholder Proposal shall be disregarded.

                           SECTION 13. Procedural Matters. At each meeting of stockholders, the presiding officer of the meeting shall fix and announce the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting and shall determine the order of business and all other matters of procedure. Except to the extent inconsistent with any such rules and regulations as adopted by the Board of Directors, the presiding officer of the meeting may establish rules, which need not be in writing, to maintain order for the conduct of the meeting, including, without limitation, restricting attendance to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the presiding officer and making rules governing speeches and debates. The presiding officer of the meeting acts in his or her absolute discretion and his or her rulings are not subject to appeal.

                           SECTION 14. Ability of Stockholders to Act by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the General Corporation Law of the State of Delaware and these By-Laws of the Corporation and may not be taken by written consent of stockholders without a meeting, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors of the Corporation.

         RESOLVED, that the By-Laws of the Corporation shall be, and hereby are, amended by adding the following new Section 14 to Article II thereof immediately following Section 13 of Article II thereof:

                           SECTION 14. Nomination of Directors. Only persons who are selected and recommended by the Board of Directors or the committee of the Board of Directors designated to make nominations, or who are nominated by stockholders in accordance with the procedures set forth in this Article II, Section 14, shall be eligible for election, or qualified to serve, as directors, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of individuals for election to the Board of Directors of the Corporation at any annual meeting or any special meeting of stockholders at which directors are to be elected may be made by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 14 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the procedures and requirements set forth in subparagraphs (A) and (B) this Article II, Section 14.

                                    (A) Nominations by stockholders shall be
                  made by written notice (a "Nomination Notice"), which shall set forth the following information: (i) as to

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                  each individual nominated, (a) the name, date of birth,
                  business address and residence address of such individual, (b) the business experience during the past five years of such nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which such occupations and employment were carried on, and such other information as to the nature of his or her responsibilities and level of professional competence as may be sufficient to permit assessment of his or her prior business experience, (c) whether the nominee is or has ever been at any time a director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity, (d) any directorships held by such nominee in any corporation or other entity with a class of securities registered pursuant to
                  Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of
                  Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended, (e) whether, in the last five years, such nominee has been convicted in a criminal proceeding or has been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee and (f) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (ii) as to the person submitting the Nomination Notice and any person acting in concert with such person, (a) the name and business address of such person, (b) the name and address of such person as they appear on the Corporation's books, (c) the class and number of shares of the Corporation that are beneficially owned by such person, (d) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder and (e) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. A written consent to being named in a proxy statement as a nominee, and to serve as a director if elected, signed by the nominee, shall be filed with any Nomination Notice. As used herein, the term "person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                                    (B) To be timely, Nomination Notices must be
                  delivered to the Secretary and received at the principal executive offices of the Corporation (1) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the


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                  anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the Nomination Notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs, or (2) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is made, whichever first occurs.

                                    (C) No person shall be eligible for election
                  as a director of the Corporation unless nominated in accordance with the procedures and requirements set forth in this Section 14 of Article II. If the presiding officer of the meeting determines that a nomination was not made in accordance with the foregoing procedures and requirements, the presiding officer of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.



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